Exhibit 10.64

MEMBERSHIP INTEREST SALE AGREEMENT

BY AND BETWEEN

Clark/Carr Investments LLC,
a Maryland limited liability company,

as Seller

AND

Columbia Equity, LP,
a Virginia limited partnership,

as Purchaser

TABLE OF CONTENTS

ARTICLE I THE SALE	3

1.1 Sale of Membership Interest	3
1.2 Purchase Price	3

ARTICLE II REPRESENTATIONS AND COVENANTS	4

2.1 Representations by Purchaser	4
2.2 Representations by Seller	5
2.3 Covenants of Purchaser	7
2.4 Covenants of Seller	7

ARTICLE III CONDITIONS PRECEDENT TO THE CLOSING	8

3.1 Conditions to Purchaser’s Obligations	8
3.2 Conditions to Seller’s Obligations	8

ARTICLE IV CLOSING AND CLOSING DOCUMENTS	9

4.1 Closing	9
4.2 Seller’s Deliveries	9
4.3 Purchaser’s Deliveries	9
4.4 Fees and Expenses; Closing Costs	10
4.5 Adjustments.	10

ARTICLE V MISCELLANEOUS	10

5.1 Notices	10
5.2 Entire Agreement; Modifications and Waivers; Cumulative Remedies	11
5.3 Exhibits	11
5.4 Successors and Assigns	11
5.5 Article Headings	11
5.6 Governing Law	11
5.7 Counterparts	11
5.8 Survival	11
5.9 Severability	12
5.10 Attorneys’ Fees	12

EXHIBITS

     A Assignment and Assumption Agreement

MEMBERSHIP INTEREST SALE AGREEMENT

     THIS MEMBERSHIP INTEREST SALE AGREEMENT (this “Agreement”) is made as of this 8th day of March, 2005 by and between Clark/Carr Investments LLC, a Maryland limited liability company (“Seller”); and Columbia Equity, LP, a Virginia limited partnership (“Purchaser”).

RECITALS

     A. 14200 Park Meadow Drive LLC, a Delaware limited liability company (the “LLC”) is the owner of certain land located in Chantilly, Virginia (the “Land”) and the office building and related improvements located thereon (the “Improvements”), which Land and Improvements (collectively, the “Property”) are more commonly known as the Meadows V Building.

     B. Meadows V Investors, LLC, a Virginia limited liability company (“Meadows V Investors”) is the direct owner of a membership interests in the LLC.

     C. Seller is the record and beneficial owner of Eighty-Eight and 44/100 percent (88.44%) of the membership interests in Meadows V Investors (the “Membership Interest”).

     D. Seller desires to sell the Membership Interest to Purchaser, on the terms and conditions hereinafter set forth.

     E. Purchaser desires to purchase the Membership Interest from Seller, on the terms and conditions hereinafter set forth.

AGREEMENT

     NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
THE SALE

     1.1 Sale of Membership Interest. Seller agrees to sell, transfer, assign and convey the Membership Interest to Purchaser, and Purchaser agrees to purchase and accept transfer of the Membership Interest pursuant to the terms and conditions set forth in this Agreement. The Membership Interest shall be transferred to Purchaser free and clear of all liens, encumbrances, security interests, prior assignments or conveyances, conditions, restrictions, voting agreements, claims, and any other matters affecting title thereto (other than the Meadows V Investors’ Operating Agreement (the “Meadows V Investors Operating Agreement”)).

     1.2 Purchase Price. The purchase price (the “Purchase Price”) for which Seller agrees to sell and assign the Membership Interest to Purchaser, and which Purchaser agrees to pay to Seller, subject to the terms of this Agreement, shall be equal to an amount providing the Seller with a twenty percent (20%) IRR, based on a minimum of a six month investment holding period for Seller’s Capital Contribution (as defined in the Meadows V Investors Operating Agreement)

(that is, based on initial Capital Contribution of $755,000, assuming no distributions by the Company, the minimum Purchase Price would equal $833,717. For purposes of this Agreement, the term “IRR” shall mean, as of any date (an “IRR Determination Date”), the rate of return at which, as of the IRR Determination Date: (i) the then present value of all distributions made from time to time with respect to the Membership Interest (plus amount received pursuant to this Section 1.2 equals), (ii) the then present value of all capital invested from time to time by Seller in Meadows V Investors. For purposes of the foregoing: (a) present values shall be calculated from the time of the making of each Capital Contribution (as defined in the Meadows V Investors Operating Agreement) and based on a monthly accrual at a rate equal to the IRR for which the equation is being solved; (b) the Seller’s reinvestment rate shall be assumed to equal the IRR for which the equation is being solved; (c) the Seller’s “investment in Meadows V Investors” shall mean all capital contributed by Seller to Meadows V Investors from time to time; (d) subject to the provisions of clause (e), all of the present value calculations are to be made as of the date when Capital Contributions were contributed to Meadows V Investors; (e) all Capital Contributions after the date hereof shall be treated as having been contributed to the Company on the first day of the month during which Seller’s funds were actually delivered (or deemed delivered) to Meadows V Investors; (f) all distributions shall be treated as if received on the last day of the month in which the distribution was made; (g) the rates of return shall be per annum rates and all amounts shall be calculated on a monthly basis and compounded on a monthly basis on the basis of a 12 month year; and (h) solely for purposes of computing an IRR, Capital Contributions of the Seller set forth on Schedule A of the Meadows V Investors Operating Agreement shall be treated, subject to the provisions of clause (e), as having been made on the date of the Meadows V Investors Operating Agreement.

ARTICLE II
REPRESENTATIONS AND COVENANTS

     2.1 Representations by Purchaser. Purchaser hereby represents and warrants to Seller that the following statements are true, correct, and complete in every material respect as of the date of this Agreement and will be true, correct, and complete as of the Closing Date:

          (a) Organization and Power. Purchaser is duly organized and validly existing as a limited partnership under the laws of the Commonwealth of Virginia, and has full right, power, and authority to enter into this Agreement and to perform all of its obligations under this Agreement; and, the execution and delivery of this Agreement and the performance by Purchaser of its obligations under this Agreement have been duly authorized by all requisite action of Purchaser and require no further action or approval of Purchaser’s partners or of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of Purchaser.

          (b) Noncontravention. Neither the entry into nor the performance of, or compliance with, this Agreement by Purchaser has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under the partnership agreement of Purchaser, or any mortgage, indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to Purchaser.

          (c) Litigation. There is no action, suit, or proceeding, pending or known to be threatened, against or affecting Purchaser in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality which (i) in any manner raises any question affecting the validity or enforceability of this Agreement, (ii) would reasonably be expected to materially and adversely affect the business, financial position, or results of operations of Purchaser, (iii) would reasonably be expected to materially and adversely affect the ability of Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

          (d) Consents. Each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any governmental agency or body necessary for the execution, delivery, and performance of this Agreement or the transactions contemplated hereby by Purchaser has been obtained.

          (e) Bankruptcy with respect to Purchaser. No Act of Bankruptcy has occurred with respect to Purchaser. As used herein, “Act of Bankruptcy” shall mean if a party hereto shall (A) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (B) admit in writing its inability to pay its debts as they become due, (C) make a general assignment for the benefit of its creditors, (D) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (E) be adjudicated bankrupt or insolvent, (F) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (G) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (H) take any action for the purpose of effecting any of the foregoing.

          (f) Brokerage Commission. Purchaser has not engaged the services of, nor has it or will it or Seller become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein on account of any action by Purchaser. Purchaser hereby agrees to indemnify and hold Seller and its employees, directors, members, partners, affiliates and agents harmless against any actual claims, liabilities, damages or expenses arising out of a breach of the foregoing. This indemnification shall survive Closing or any termination of this Agreement.

     2.2 Representations by Seller. Seller hereby represents and warrants unto Purchaser that each and every one of the following statements is true, correct, and complete in every material respect as of the date of this Agreement and will be true, correct, and complete as of the Closing Date:

          (a) Organization and Power. Seller is duly organized, validly existing, and in good standing as a limited liability company under the laws of the State of Maryland. Seller has full right, power, and authority to enter into this Agreement and to perform all of its obligations under this Agreement; and the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all requisite action of Seller and require no further action or approval of Seller’s members or managers or of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of Seller.

          (b) Noncontravention. To Seller’s actual knowledge, neither the entry into nor the performance of, or compliance with, this Agreement by Seller has resulted, or will result, in any material violation of, or material default under, or result in the acceleration of, any material obligation under any material limited liability company agreement, operating agreement, regulation, mortgage, indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to Seller or, to the actual knowledge of Seller, to the Membership Interest.

          (c) Litigation. There is no action, suit, claim, or proceeding pending or, to the actual knowledge of Seller, threatened against Seller, or, to the actual knowledge of Seller, the Membership Interest in any court, or before any arbitrator, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which (A) would reasonably be expected to materially and adversely affect the ability of Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (B) would reasonably be expected to create a lien on the Membership Interest, any part thereof, or any interest therein, or (C) would reasonably be expected to materially and adversely affect the Membership Interest, any part thereof, or any interest therein.

          (d) Good Title. (A) Seller has good title to the Membership Interest on the date hereof and will have good title to the Membership Interest on the Closing Date (other than the Meadows V Investors Operating Agreement), (B) the Membership Interest on the date hereof is and on the Closing Date will be free and clear of all liens, encumbrances, pledges, voting agreements and security interests whatsoever (other than the Meadows V Investors Operating Agreement), and (C) Seller has not granted any other person or entity an option to purchase or a right of first refusal upon the Membership Interest nor are there any agreements or understandings between Seller and any other person or entity with respect to the disposition of the Membership Interest (other than the Meadows V Investors Operating Agreement).

          (e) Bankruptcy with respect to Seller. No Act of Bankruptcy has occurred with respect to Seller.

          (f) Brokerage Commission. Seller has not engaged the services of, nor has it or will it or Purchaser become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein on account of any action by Seller. Seller hereby agrees to indemnify and hold Purchaser and its employees, directors, members, partners, affiliates and agents harmless against any actual claims, liabilities, damages or expenses arising out of a breach of the foregoing. This indemnification shall survive Closing or any termination of this Agreement.

          (g) Default. To Seller’s actual knowledge, Seller is not in default under Meadows V Investors Operating Agreement or the LLC’s Operating Agreement.

     2.3 Covenants of Purchaser. Purchaser agrees as follows:

          (a) Further Acts. In addition to the acts, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Purchaser and Seller, Purchaser shall perform, execute, and deliver or cause to be performed, executed, and delivered at the Closing or after the Closing, any and all further acts, instruments, and agreements and provide such further assurances as Seller may reasonably require to consummate the transactions contemplated hereunder.

     2.4 Covenants of Seller. Seller agrees as follows:

          (a) Actions Regarding Membership Interest. Except as otherwise permitted hereby, from the date hereof until the Closing Date, Seller shall use reasonable commercial efforts not to take any action or fail to take any action within Seller’s control the result of which would (1) have a material adverse effect on the Membership Interest, Seller’s ability to sell, transfer, assign and convey the Membership Interest to Purchaser or Purchaser’s ability to continue the ownership thereof after the Closing Date or (2) cause any of the representations and warranties contained in Section 2.2 to be untrue in any material respects as of the Closing Date.

          (b) Confidentiality. Seller acknowledges that the matters relating to the REIT, the initial public offering of REIT securities (the “IPO”), this Agreement, and the other documents, terms, conditions and information related thereto (collectively, the “Information”) are confidential in nature. Therefore, Seller covenants and agrees to keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with the provisions of this Section 2.4) prior to the IPO, without Purchaser’s prior written consent, disclose any Information in any manner whatsoever; provided, however, that the Information may be revealed only to Seller’s employees, legal counsel and financial advisors, each of whom shall be informed of the confidential nature of the Information. In the event that Seller or its key employees, legal counsel or financial advisors (collectively, the “Information Group”) are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information, the applicable member of the Information Group will notify Purchaser promptly so that it may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Section 2.4. Seller acknowledges that Purchaser’s sole remedy for breach of this Section shall be to seek an order granting injunctive relief in favor of the REIT and/or Purchaser without proof of actual damages.

          (c) Further Acts. In addition to the acts, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Purchaser and Seller, Seller shall perform, execute, and deliver or cause to be performed, executed, and delivered, at no additional cost to Seller, at the Closing or after the Closing, any and all further acts, instruments, and agreements and provide such further assurances as Purchaser may reasonably require to consummate the transactions contemplated hereunder.

ARTICLE III
CONDITIONS PRECEDENT TO THE CLOSING

     3.1 Conditions to Purchaser’s Obligations. In addition to any other conditions set forth in this Agreement, Purchaser’s obligation to consummate the Closing is subject to the timely satisfaction of each and every one of the conditions and requirements set forth in this Section 3.1, all of which shall be conditions precedent to Purchaser’s obligations under this Agreement.

          (a) Seller’s Obligations. Seller shall have performed all obligations of Seller hereunder which are to be performed prior to Closing, and shall have delivered or caused to be delivered to Purchaser, all of the documents and other information required of Seller pursuant to Section 4.2.

          (b) Seller’s Representations and Warranties. Seller’s representations and warranties set forth in Section 2.2 shall be true and correct in all material respects as if made again on the Closing Date, and Seller shall have executed and delivered to Purchaser at Closing a certificate to the foregoing effect.

          (c) No Injunction. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby.

          (d) Completion of IPO. The IPO shall have been completed.

          (e) Closing. The Closing shall have occurred on or prior to June 30, 2005.

     3.2 Conditions to Seller’s Obligations. In addition to any other conditions set forth in this Agreement, Seller’s obligations to consummate the Closing is subject to the timely satisfaction of each and every one of the conditions and requirements set forth in this Section 3.2, all of which shall be conditions precedent to Seller’s obligations under this Agreement.

          (a) Purchaser’s Obligations. Purchaser shall have performed all obligations of Purchaser hereunder which are to be performed prior to Closing, and shall have delivered or caused to be delivered to Seller, all of the documents and other information required of Purchaser pursuant to Section 4.3.

          (b) Purchaser’s Representations and Warranties. Purchaser’s representations and warranties set forth in Section 2.1 shall be true and correct in all material respects as if made again on the Closing Date, and Purchaser shall have executed and delivered to Seller at Closing a certificate to the foregoing effect.

          (c) No Injunction. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby.

          (d) Completion of IPO. The IPO shall have been completed.

          (e) Closing. The Closing shall have occurred on or prior to June 30, 2005.

ARTICLE IV
CLOSING AND CLOSING DOCUMENTS

     4.1 Closing. The consummation and closing (the “Closing”) of the transactions contemplated under this Agreement shall take place at the offices of Hunton & Williams LLP, Washington, D.C., or such other place as is mutually agreeable to the parties, on the date of the closing of the IPO (the “Closing Date”), or as otherwise set by agreement of the parties; provided, however, that this Agreement shall terminate if Closing does not occur prior to June 30, 2005.

     4.2 Seller’s Deliveries. At the Closing, Seller shall deliver the following to Purchaser in addition to all other items required to be delivered to Purchaser by Seller:

          (a) Assignment of Membership Interest. Seller shall have executed and delivered to Purchaser an Assignment and Assumption Agreement, in substantially the form of Exhibit A attached hereto (the “Assignment and Assumption Agreement”).

          (b) Authority Documents. Evidence satisfactory to Purchaser that the person or persons executing the closing documents on behalf of Seller has full right, power, and authority to do so.

          (c) FIRPTA Certificate. An affidavit from Seller certifying pursuant to Section 1445 of the Internal Revenue Code that Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations promulgated thereunder), in form and substance satisfactory to Purchaser.

          (d) Certificate of Representations and Warranties. The certificate required by Section 3.1(b).

          (e) Other Documents. Any other document or instrument reasonably requested by Purchaser or required hereby.

     4.3 Purchaser’s Deliveries. At the Closing, Purchaser shall deliver the following to Seller:

          (a) Purchase Price. The Purchaser shall deliver funds in the amount of the Purchase Price to Seller.

          (b) Assumption of Membership Interest. Purchaser shall have executed and delivered to Seller an Assignment and Assumption Agreement.

          (c) Authority Documents. Evidence satisfactory to Seller that the person or persons executing the closing documents on behalf of Purchaser have full right, power, and authority to do so.

          (d) Certificate of Representations and Warranties. The certificate required by Section 3.2(b).

          (e) Other Documents. Any other document or instrument reasonably requested by Seller or required hereby.

     4.4 Fees and Expenses; Closing Costs. Purchaser shall pay all fees, expenses and closing costs relating to the transactions contemplated by this Agreement; provided however, that Seller shall pay its own attorneys’ and consultants’ fees and expenses.

     4.5 Adjustments. Purchaser shall pay funds in the amount of the Purchase Price to Seller without any setoffs or adjustments. The LLC shall be managed in accordance with the LLC Operating Agreement in the ordinary course of business, up to and including the Closing Date.

ARTICLE V
MISCELLANEOUS

     5.1 Notices. Any notice provided for by this Agreement and any other notice, demand, or communication required hereunder shall be in writing and either delivered in person (including by confirmed facsimile transmission) or sent by registered or certified mail or overnight courier, return receipt requested, in a sealed envelope, postage prepaid, and addressed to the party for which such notice, demand or communication is intended at such party’s address as set forth in this Section. All notices to Purchaser shall be addressed as follows:

     Purchaser:

Columbia Equity, LP
c/o Carr Capital Corporation
1750 H Street, NW, Suite 500
Washington, DC 20005
Telephone:(202) 303-3060
Facsimile:(202) 303-3078
Attn: Oliver T. Carr, III

Seller’s address for all purposes under this Agreement shall be the following:

     Seller:

Clark/Carr Investments LLC
c/o CEI Realty, Inc.
7500 Old Georgetown Road, 15th Floor
Bethesda, MD 20814
Attn: Rebecca L. Owen, Esq.

Any address or name specified above may be changed by a notice given by the addressee to the other party. Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person or receipt set forth on the return receipt. The inability to deliver because of changed address of which no notice was given, or rejection or other refusal to accept any notice, demand or other communication, shall be deemed to be receipt of the notice, demand or other communication as of the date of such attempt to deliver or rejection or refusal to accept.

     5.2 Entire Agreement; Modifications and Waivers; Cumulative Remedies. This Agreement supersedes any existing letter of intent between the parties, constitutes the entire agreement among the parties hereto and may not be modified or amended except by instrument in writing signed by the parties hereto, and no provisions or conditions may be waived other than by a writing signed by the party waiving such provisions or conditions. No delay or omission in the exercise of any right or remedy accruing to Seller or Purchaser upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Seller or Purchaser of any breach of any term, covenant, or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant, or condition herein contained. All rights, powers, options, or remedies afforded to Seller or Purchaser either hereunder or by law shall be cumulative and not alternative, and the exercise of one right, power, option, or remedy shall not bar other rights, powers, options, or remedies allowed herein or by law, unless expressly provided to the contrary herein.

     5.3 Exhibits. All exhibits referred to in this Agreement and attached hereto are hereby incorporated in this Agreement by reference.

     5.4 Successors and Assigns. Except as set forth in this Article, this Agreement may not be assigned by Purchaser or Seller without the prior approval of the other party hereto. This Agreement shall be binding upon, and inure to the benefit of, Seller, Purchaser, and their respective legal representatives, successors, and permitted assigns.

     5.5 Article Headings. Article headings and article and section numbers are inserted herein only as a matter of convenience and in no way define, limit, or prescribe the scope or intent of this Agreement or any part hereof and shall not be considered in interpreting or construing this Agreement.

     5.6 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Virginia, without regard to conflicts of laws principles.

     5.7 Counterparts. This Agreement may be executed in any number of counterparts and by any party hereto on a separate counterpart, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

     5.8 Survival. All representations and warranties contained in this Agreement, and all covenants and agreements contained in the Agreement which contemplate performance after the Closing Date shall survive the Closing.

     5.9 Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

     5.10 Attorneys’ Fees. Should a party employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for breach of this Agreement, any non-prevailing party in any action pursued in a court of competent jurisdiction (the finality of which is not legally contested) shall pay to the prevailing party all reasonable costs, damages, and expenses, including reasonable attorneys’ fees, expended or incurred in connection therewith.

     5.11 Section 8.4 Rights. Seller hereby waives its rights under Section 8.4 of the Meadows V Investors Operating Agreement during the term of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been entered into effective as of the date first above written.

SELLER:

Clark/Carr Investments LLC, a Maryland limited liability company

By:	CEI Realty, Inc., a District of Columbia corporation, its manager

	By:	/s/ Lawrence C. Nussdorf

	Name:	Lawrence C. Nussdorf
	Title:	President

PURCHASER:

Columbia Equity, LP, a Virginia limited partnership

By:	Columbia Equity Trust, Inc., a Maryland corporation, its general partner

	By:	/s/ Oliver T. Carr, III

	Name:	Oliver T. Carr, III
	Title	: Chairman and CEO

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

Clark/Carr Investments LLC, a Maryland Limited liability company (“Assignor”), for good and valuable consideration paid to the Assignor by Columbia Equity, LP, a Virginia limited partnership (“Assignee”), pursuant to the Membership Interest Sale Agreement dated as of ___, 2005, by and between ___ (the “Agreement”) and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, does hereby sell, assign, transfer, convey and deliver to the Assignee, its successors and assigns, good and indefeasible title to the Membership Interest, free and clear of all liens, encumbrances, security interests, prior assignments, voting agreements, conditions, restrictions, pledges, claims, and other matters affecting title thereto, subject to the Meadows V Investors Operating Agreement. Assignee does hereby accept the foregoing Assignment and assumes and agrees to be responsible for all liabilities and obligations under the Meadows V Investors Operating Agreement from and after the date hereof relating to the Membership Interest.

Assignee agrees to indemnify, hold harmless and defend Assignor from and against all claims, damages, debts, liabilities and obligations arising from business done, transactions entered into or other events occurring after the date hereof with respect to the Membership Interest, the Meadows IV Investors Operating Agreement or the LLC’s Operating Agreement.

Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be signed by a duly authorized officer of each, this ___ day of ___, 2005.

ASSIGNOR:

, a

By:
Name:
Title:

ASSIGNEE:

, a

By:
Name:
Title: